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                                   EXHIBIT 23

                    INDEPENDENT AUDITORS' REPORT AND CONSENT

The Board of Directors
ChromaVision Medical Systems, Inc.:

The audits referred to in our report dated January 23, 2004, except as to Note 12, which is as of February 10, 2004, included the related financial statement schedule as of December 31, 2003, and for each of the years in the three-year period ended December 31, 2003, included in the annual report on Form 10-K. The financial statement schedule is the responsibility of the Company's management. Our responsibility is to express an opinion on the financial statement schedule based on our audits. In our opinion, such financial statement schedule, when considered in relation to the basic consolidated financial statements taken as a whole, presents fairly, in all material respects, the information set forth therein.

We consent to incorporation by reference in the registration statements (Nos. 333-59276, 333-63876, 333-65815, 333-67166 and 333-87969) on Forms S-3 and S-8
of ChromaVision Medical Systems, Inc. of our report dated January 23, 2004, except as to Note 12, which is as of February 10, 2004 with respect to the consolidated balance sheets of ChromaVision Medical Systems, Inc. and subsidiaries as of December 31, 2002 and 2003, and the related consolidated statements of operations, stockholders' equity and cash flows for each of the years in the three-year period ended December 31, 2003, and the related schedule, which reports appear in the December 31, 2003, annual report on Form 10-K of ChromaVision Medical Systems, Inc.

KPMG LLP

Costa Mesa, California

March 9, 2004